Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 865 South Figueroa Street Suite 3400 Los Angeles, CA 90017 www.cbre.com

FOR IMMEDIATE RELEASE — MAY 27, 2005

For further information:

Kenneth Kay Senior Executive Vice President and Chief Financial Officer 213.438.4833	Steve Iaco Director of Corporate Communications 212.984.6535

CB Richard Ellis Files Schedule 14A for 2005 Annual Meeting of Stockholders

Los Angeles, May 27, 2005 – CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that it has filed a Schedule 14A with the Securities and Exchange Commission. The sole purpose of the filing was to correct information contained on page 8 of the Proxy Statement for the Company’s June 2, 2005 Annual Meeting of Stockholders under the heading “Board Meetings”. The Proxy Statement incorrectly stated that Jeffrey Cozad attended 50% of the Compensation Committee meetings while he was a member of such Committee. In fact, Mr. Cozad attended all meetings of the Compensation Committee that took place while he was a member in 2004. As such, his attendance record was not required to be disclosed in the Proxy Statement. The Proxy Statement should have instead reflected that Board Chairperson Richard C. Blum missed the one meeting of the Compensation Committee held while he was a member in 2004. Mr. Blum rotated off the Compensation Committee shortly after that meeting and was replaced by Mr. Cozad.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2004 revenue). With approximately 13,500 employees, the company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices). The company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research and consulting. Please visit our Web site at www.cbre.com.